Exhibit 99.1

Contacts:	Dudley W. Mendenhall, CFO
(760) 494-1000
or
Integrated Corporate Relations, Inc.
Investor Relations:
Andrew Greenebaum
(310) 395-2215
Media Relations:
John Flanagan/James McCusker
(203) 682-8200

K2 Inc. Announces Conversion of $25 Million of 7.25% Convertible Debentures

Carlsbad, California – November 7, 2006 – K2 Inc. (NYSE: KTO) announced today that on November 6, 2006, 100% of its $25 million of 7.25% subordinated convertible debentures, due March 2010, were converted into 2,097,315 shares of K2 common stock. As an inducement for the debenture holders to convert, K2 agreed to issue the holders an additional 54,487 shares of K2 common stock, including 13,278 shares for accrued interest.

K2 reconfirms its 2006 fiscal year forecast for Adjusted diluted earnings per share unchanged at $0.83 to $0.86 as the 2006 guidance already included 2,097,315 shares in the diluted share count underlying the convertible debentures on an “if-converted” basis. On a GAAP basis, as a result of this conversion, K2 will incur a pre-tax non-cash charge of $1.4 million in the 2006 fourth quarter consisting principally of the conversion premium and deferred financing costs. As a consequence of these non-cash charges, K2 forecasts GAAP diluted earnings per share in the range of $0.71 to $0.74 for fiscal year 2006. Table A provides a reconciliation of GAAP operating income and net income to Adjusted operating income and net income, and a forecast of basic and diluted share counts for fiscal year 2006.

About K2 Inc.

K2 Inc. is a premier, branded consumer products company with a portfolio of leading brands including Shakespeare®, Pflueger® and Stearns® in the Marine and Outdoor segment; Rawlings®, Worth®, K2 Licensed Products and Brass Eagle® in the Team Sports segment; K2®, Völkl®, Marker® and Ride® in the Action Sports segment; and Adio®, Marmot® and Ex Officio® in the Apparel and Footwear segment. K2’s diversified mix of products is used primarily in team and individual sports activities such as fishing, watersports activities, baseball, softball, alpine skiing, snowboarding and in-line skating. Among K2’s other branded products are Hodgman® waders, Miken® softball bats, Tubbs® and Atlas® snowshoes, JT® and Worr Games® paintball products, Planet Earth® apparel and Sospenders® personal floatation devices.

Adio®, Atlas®, Brass Eagle®, Ex Officio®, Hodgman®, JT®, K2®, Marker®, Marmot®, Pflueger®, Planet Earth®, Rawlings®, Ride®, Shakespeare®, Sospenders®, Stearns®, Tubbs®, Volkl®, Worth® and Worr Games® are trademarks or registered trademarks of K2 Inc. or its subsidiaries in the United States or other countries.

Safe Harbor Statement

This news release includes forward-looking statements. K2 cautions that these statements are qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to K2’s ability to successfully execute its acquisition plans and growth strategy, integration of acquired businesses, weather conditions, consumer spending, continued success of manufacturing in China, global economic conditions, product demand, financial market performance, outcome of material litigation and other risks described in K2’s most recent annual report on Form 10-K, previous quarterly reports on Form 10-Q, and current reports on Form 8-K, each as filed with the Securities and Exchange Commission. K2 cautions that the foregoing list of important factors is not exclusive, any forward-looking statements included in this news release is made as of the date of this news release, and K2 does not undertake to update any forward-looking statement.

Table A

K2 Inc.

Reconciliation of Forecast GAAP to Forecast Adjusted Results

(unaudited in thousands, except for per share amounts)

	Forecast Twelve Months Ended December 31, 2006
	Low	High
Net Sales (a)	$1,360,000	$1,380,000

Operating Income Reconciliation:
GAAP Operating Income (a)	$83,986	$86,986
Add: Amortization of acquired intangibles (b)	3,551	3,551
Non-cash stock compensation expense (c)	2,548	2,548

Adjusted operating income	$90,085	$93,085

Net Income Reconciliation:
GAAP Net Income (a)	$36,085	$38,085
Add: Amortization of acquired intangibles (b)	2,347	2,347
Non-cash stock compensation expense (c)	1,684	1,684
Amortization of capitalized debt costs (d)	1,421	1,421
Amortization of capitalized debt costs on converted debentures (e)	114	114
Accrued interest on converted debentures (f)	120	120
Conversion premium on converted debentures (g)	563	563
Write-off of deferred debt costs (h)	442	442

Adjusted Net Income	$42,776	$44,776

GAAP and Adjusted Basic Shares Outstanding	47,415	47,415
GAAP and Adjusted Diluted Shares Outstanding	55,824	55,824

GAAP Basic earnings per share	$0.76	$0.80
GAAP Diluted earnings per share	$0.71	$0.74

Adjusted Basic earnings per share	$0.90	$0.94
Adjusted Diluted earnings per share	$0.83	$0.86

See footnotes and related information for table A following

FOOTNOTES AND RELATED INFORMATION FOR TABLE A

Explanation of adjustments:

(a)	Amounts represent K2’s forecast net sales, operating income and net income for the periods presented in accordance with U.S. generally accepted accounting principles.
(b)	Adjustment represents the forecast non-cash amortization expense of acquired intangible assets resulting from K2’s acquisition activities including the amortization expense associated with the increase in fair market values of the inventories of acquired companies. Amounts shown that reconcile to a net income figure are shown net of taxes.
(c)	Adjustment represents the forecast non-cash compensation expense resulting from restricted stock awards and stock option expense in accordance with APB 25 and SFAS 123R. Amounts shown that reconcile to a net income figure are shown net of taxes.
(d)	Adjustment represents the forecast non-cash amortization expense, net of tax, of capitalized debt costs associated with K2’s revolving credit facility, $75 million convertible debentures and senior notes. These capitalized costs are amortized over the term of the related debt.
(e)	Adjustment represents the forecast non-cash amortization expense, net of tax, of capitalized debt costs, on the $25 million subordinated convertible debentures from January 1, 2006 through the conversion date (November 6, 2006).
(f)	Adjustment represents the forecast accrued interest expense as of the conversion date, net of tax, on the $25 million of subordinated convertible debentures that were paid in shares of K2 common stock.
(g)	Adjustment represents the forecast conversion premium, net of tax, on the $25 million of subordinated convertible debentures that were paid in shares of K2 common stock.
(h)	Adjustment represents the forecast balance as of the conversion date, net of tax, of capitalized debt costs associated with the $25 million of subordinated convertible debentures.